Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-153769 and No. 333-135176) and S-8 (No. 333-153770, No. 333-153202, No. 333-63186 and No. 333-62780) of Willis Group Holdings Limited of our report dated February 28, 2008, with respect to the consolidated financial statements of Hilb Rogal & Hobbs Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007, included and incorporated by reference in this Current Report on Form 8-K/A of Willis Group Holdings Limited, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Richmond, Virginia
October 17, 2008